Exhibit 21.1

                   Subsidiaries of Monarch Staffing, Inc.


                                   Jurisdiction      Names under which
Subsidiary Name                    of Incorporation  subsidiary operates
-------------------------------    ----------------  -------------------------------
iTechexpress, Inc.                 Nevada            iTechexpress, Inc.
Drug Consultants, Inc.             California        Drug Consultants, Inc.
Success Development Group, Inc.    Nevada            Success Development Group, Inc.
